                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 Amendment No. 1

                                       to

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       September 30, 1997
                                                       ------------------


                              Cytec Industries Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Delaware                         1-12372                22-3268660
----------------------------            -----------             ------------
(State or other jurisdiction            (Commission             (IRS Employer
     of incorporation)                  File Number)         Identification No.)


                 Five Garret Mountain Plaza
                  West Paterson, NJ 07424
-------------------------------------------------------------------------------
          (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code        973-357-3100
                                                          ------------



--------------------------------------------------------------------------------
(Former name or former address if changed since last report.)

                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                                INDEX TO FORM 8-K






                  Item
                  ----

Item 2.           Acquisition or Disposition of Assets

                           Description


Item 7.           Financial Statements and Exhibits

                  (a) Financial Statements of Businesses Acquired

                           Report of Independent Public Accountants

                           Consolidated Balance Sheets as of December 31, 1996 and September 30, 1997 (unaudited)

                           Consolidated Statements of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 (unaudited) and 1996 (unaudited)

                           Consolidated Statement of Stockholders' Equity for the year ended December 31, 1996.

                           Consolidated Statements of Cash Flows for the year ended December 31, 1996 and the nine months ended September 30, 1997 (unaudited) and 1996 (unaudited)

                  (b) Unaudited Pro Forma Condensed Consolidated Financial
                       Information

                        Pro forma financial information - Statements of
                         Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 and 1996.


                  (c) Exhibits

                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES


ITEM 2. Acquisition or Disposition of Assets

On September 30, 1997, the Company acquired substantially all of the assets and liabilities of Fiberite, Inc. (collectively with its parent Fiberite Holdings, Inc. "Fiberite"), a leading worldwide supplier of advanced composite materials for aerospace, industrial and recreational applications, for $344 million in cash (the "Fiberite Acquisition"). The assets and liabilities were acquired from Stamford FHI Acquisition Corp., which acquired the right to purchase Fiberite on April 20, 1997 from its previous owners. The assets acquired include all of the businesses of Fiberite, except for its satellite materials business. Annualized sales in 1997 for the acquired businesses are estimated at approximately $260 million. The Fiberite Acquisition has been accounted for under the purchase method of accounting and the results of operations will be included in the Company's consolidated statement of income beginning October 1, 1997.

                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES


ITEM 7. Financial Statements, Pro Forma Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Fiberite Holdings, Inc.:

    We have audited the accompanying consolidated balance sheet of Fiberite Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fiberite Holdings, Inc. and subsidiaries as of December 31, 1996 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                         /s/ Arthur Andersen LLP

Phoenix, Arizona
February 19, 1997

                             FIBERITE HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                               December 31      September 30
                                                                 1996                1997
                                                               -----------      ------------
                                                                                  (unaudited)
                           ASSETS
Current assets:
    Cash and cash equivalents                                  $     755            $     649
    Accounts receivable, net                                      27,664               38,163
    Inventories                                                   24,402               38,299
    Prepaid expenses                                                 737                  125
    Deferred tax asset                                             2,181                1,361
                                                               ---------            ---------
        Total current assets                                      55,739               78,597
                                                               ---------            ---------

Deferred tax asset                                                   179                  179
Property, plant and equipment, net                                88,526               92,115
Intangible assets                                                 11,998              255,276
Deferred financing costs                                           4,746                 --
                                                               ---------            ---------
        Total assets                                           $ 161,188            $ 426,167
                                                               =========            =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable                                           $  19,864            $  29,851
    Accrued payroll and benefits                                   4,752                6,099
    Accrued liabilities and other                                  5,459                4,004
    Current portion of pension and post retirement
          benefits                                                 1,000                  914
    Current portion of long-term debt                              6,900                 --
    Notes payable                                                   --                171,500
                                                               ---------            ---------
       Total current liabilities                                  37,975              212,368
                                                               ---------            ---------

Accrued pension benefits, net of current portion                   6,363                7,157
Accrued post retirement benefits, net of current
          portion                                                 12,485               15,230
Long-term debt, net of current portion                            70,200                 --
Subordinated Notes (net of discount of
          $30.4 million)                                          35,502                 --
Other non-current liabilities                                        750                  795
                                                               ---------            ---------
    Total liabilities                                            163,275              235,550
                                                               ---------            ---------

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock, $.01 par value, 2.0 million shares
    authorized, no shares issued or outstanding                     --                   --
Common stock, $.01 par value, 15.0 million shares
    authorized, 11.1 million and 11.5 million shares
    issued and outstanding, respectively                             111                  115
Additional paid in capital                                        14,747              191,454
Retained earnings (accumulated deficit)                          (16,456)                   8
Foreign currency translation adjustment                             (489)                (960)
                                                               ---------            ---------
    Total stockholders' equity (deficit)                          (2,087)             190,617
                                                               ---------            ---------
    Total liabilities and stockholders'
      equity (deficit)                                         $ 161,188            $ 426,167
                                                               =========            =========



          See accompanying notes to consolidated financial statements.

                             FIBERITE HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)



                                                              Nine Months       Nine Months
                                             Year Ended          Ended             Ended
                                              December         September         September
                                              31, 1996         30, 1996          30, 1997
                                           --------------- ----------------- -----------------
                                                              (unaudited)       (unaudited)
Net Sales                                    $ 218,827        $ 163,085            $ 214,080
Cost of sales                                  176,088          130,014              171,474
                                             ---------        ---------            ---------
   Gross profit                                 42,739           33,071               42,606
Operating expenses:
   Marketing, general and
         administrative                         20,495           11,522               18,690
Research and technology                          8,890            8,028                7,312
Stock-based compensation                         9,678            9,678                 --
Amortization                                     2,879            2,233                2,754
                                             ---------        ---------            ---------
   Operating income                                797            1,610               13,850
Interest expense, net                           10,775            8,261                8,835
                                             ---------        ---------            ---------
   Income (loss) before income
        taxes                                   (9,978)          (6,651)               5,015
                                             ---------        ---------            ---------
Income tax expense                                --               --                  1,303
                                             ---------        ---------            ---------
   Net income (loss)                         $  (9,978)       $  (6,651)           $   3,712
                                             =========        =========            =========

          See accompanying notes to consolidated financial statements.

                             FIBERITE HOLDINGS, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)


                                                                                                    Foreign
                                                                  Additional                        Currency
                                                      Common       Paid-In        Accumulated      Translation     Stockholders'
                                                      Stock        Capital          Deficit         Adjustment    Equity (Deficit)
                                                      -----        -------          -------         ----------    ----------------

 Balance, December 31, 1995                          $    111      $  4,889         $ (6,478)      $   --           $ (1,478)
   Issuance of common stock                              --             180             --             --                180
   Net loss                                              --            --             (9,978)          --             (9,978)
   Stock-based compensation                              --           9,678             --             --              9,678
   Foreign currency translation adjustment               --            --               --             (489)            (489)
                                                     --------      --------         --------       --------         --------
Balance, December 31, 1996                           $    111      $ 14,747         $(16,456)      $   (489)        $ (2,087)
                                                     ========      ========         ========       ========         ========


          See accompanying notes to consolidated financial statements.

                             FIBERITE HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                              Nine Months       Nine Months
                                                           Year Ended            Ended             Ended
                                                          December 31,       September 30,     September 30,
                                                              1996               1996              1997
                                                         ---------------    ---------------   ---------------
                                                                             (unaudited)       (unaudited)
Cash flows from operating activities:
  Net income (loss)                                        $ (9,978)           $ (6,651)           $  3,712
  Adjustments to reconcile net income (loss)
  to net cash provided by operating activities:
   Depreciation and amortization                             15,865              10,439              10,640
   Accreted interest on notes                                 3,548               3,077               2,754
   Loss on sale of property, plant and equipment                128                --                  --
   Stock-based compensation                                   9,678                --                  --
   Changes in assets and liabilities, net of
    effects of acquisitions:
     Accounts receivable, net                                  (276)             (3,372)            (10,456)
     Inventories                                             (3,712)             (5,944)            (10,798)
     Prepaid expenses and other                                 388                   6                 612
     Deferred taxes                                          (1,905)               --                  (820)
     Accounts payable                                         3,512               3,016               9,985
     Accrued payroll and benefits                             1,100               1,407               1,348
     Accrued liabilities and other                           (1,151)              4,894              (2,264)
     Other non-current liabilities                             (250)               --                    45
     Accrued pension benefits                                   475                 489                 708
     Accrued post-retirement benefits                         1,239               1,038               1,123
                                                           --------            --------            --------
     Net cash provided by operating activities               18,661               8,399               6,589
                                                           --------            --------            --------
Cash flows from investing activities:
  Purchases of property, plant and equipment                 (6,222)             (3,978)             (9,128)
  Payments for acquisitions, net of refunds                     968                (721)            (11,178)
                                                           --------            --------            --------
      Net cash used in investing activities                  (5,254)             (4,699)            (20,306)
                                                           --------            --------            --------
Cash flows from financing activities:
   Proceeds from the issuance of debt                          --                  --                17,507
   Repayments of long term debt                             (13,400)            (10,900)             (4,271)
   Proceeds from the issuance of common stock                   180                --                   421
   Foreign currency translation adjustment                     --                   (15)                (43)
   Capital contribution                                        --                 7,690                --
                                                           --------            --------            --------
     Net cash provided by (used in) financing
        activities                                          (13,220)             (3,225)             13,614
                                                           --------            --------            --------
   Increase (decrease) in cash and cash
        equivalents                                             187                 475                (103)
Cash and cash equivalents at beginning of
     period                                                     568               1,694                 752
                                                           --------            --------            --------
Cash and cash equivalents at end of period                 $    755            $  2,169            $    649
                                                           ========            ========            ========
Supplemental cash flow information:
   Income taxes paid                                       $  1,901            $  2,006            $  1,130
                                                           ========            ========            ========
   Interest paid                                           $  7,522            $  5,702            $ 14,426
Noncash transactions:
   Debt obligations for the purchase of
     Property and equipment                                $  1,080            $   --              $   --
                                                           ========            ========            ========






          See accompanying notes to consolidated financial statements.

                            FIBERITE HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Fiberite Holdings, Inc. (Holdings) was formed by D.L.J. Merchant Banking Partners, L.P. (DLJ), 90% owner, Carlisle Group, L.P. (Carlisle), 9% owner and Steeple International, 1% owner to purchase the common stock of Fiberite, Inc. (Fiberite). On October 6, 1995, Fiberite acquired all the outstanding stock of ICI Composites Inc. (ICI) and all of the assets of an affiliated German company in a transaction accounted for as a purchase. For tax purposes, the transaction was accounted for as an asset purchase under Section 338(h)(10) of the Internal Revenue Code. Prior to its purchase by Fiberite, ICI Composites Inc. was a wholly-owned subsidiary of ICI American Holdings Inc. (ICI American), the ultimate parent of which is Imperial Chemical Industries PLC, headquartered in the United Kingdom. See Note 17.

     Fiberite manufactures advanced composite materials which combine high performance reinforcement fibers with resins. Sales are made to commercial entities and to prime contractors with the United States Government. The commercial entities and prime contractors use the composite materials as raw materials in their production process.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A. PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Holdings, Fiberite, and its wholly owned subsidiaries, Fiberite Europe-GmbH, and Fiberite France (all of which taken together are hereinafter referred to as Fiberite.) All significant intercompany accounts and transactions have been eliminated in consolidation.


  B. CASH AND CASH EQUIVALENTS

     Fiberite considers all highly liquid instruments purchased with original maturities of three months or less to be cash equivalents.


  C. INVENTORIES

     Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. Cost is determined using the average cost method. Market is based upon current sales price less distribution and selling costs. Provisions are made currently for obsolete and slow-moving inventory.

  D. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost, which includes interest to finance the acquisition and construction of major capital additions during the construction and development stage. Interest capitalized in the year ended December 31, 1996 was $0.2 million. For financial statement purposes, depreciation is recorded on the straight-line basis, without any residual value, based on useful lives of 20 years for buildings and 3 to 10 years for machinery and equipment. For tax reporting purposes, depreciation is computed on both accelerated and straight-line methods.

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs which do not improve assets or extend their useful lives are charged to expense as incurred. Repair and maintenance expenses charged to cost of operations were $3.3 million and $3.0 million for fiscal 1996 and the nine months ended September 30, 1997, respectively. Gains or losses on the disposition of fixed assets are included in operations as incurred.

  E. INTANGIBLE ASSETS

     Intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets, and consist of backlog (1 year), assembled workforce (12 years), and patents, technology and other assets (3-32 years) acquired in connection with business acquisitions. Fiberite reviews intangible and other long lived assets for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) from an asset to be held and used in operations is less than the carrying value of the asset, an impairment loss is recognized in the amount of the difference between the carrying value and the fair value. Amortization expense of $1.9 million and $2.1 million was recorded in fiscal 1996 and the nine months ended September 30, 1997, respectively. Accumulated amortization was $3.3 million and $0.5 million at December 31, 1996 and September 30, 1997, respectively.


  F. DEFERRED FINANCING COSTS

     Costs totaling $5.9 million associated with the issuance of Fiberite's debt in October 1995 (see Note 10), were capitalized and are being amortized over the terms of the debt on a straight-line basis. Amortization of these debt issuance costs amounted to $1.0 million and $0.7 million in fiscal 1996, and the nine month period ended September 30, 1997, respectively. Approximately $4.6 million of deferred financing costs ($2.8 million net of tax)(unaudited) were transferred to Stamford FHI Acquisition Corp. ("Stamford") as part of the acquisition by Stamford. See Note 17.


  G.  NOTES PAYABLE

        Notes payable represent amounts owed to a bank by Stamford incurred as part of the acquisition of Fiberite Holdings Inc. The notes bear interest at variable rates and are due in October and November 1997.

  H. FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year end exchange rate. The related translation adjustments are recorded as cumulative translation adjustments, a separate component of stockholders' deficit. Revenues and expenses are translated using average exchange rates prevailing during the year. Foreign currency transaction gains and losses are included in net income
(loss).

  I. REVENUE RECOGNITION

     Sales are recorded when products are shipped and title passes to the customer. Provisions are made currently for estimated product returns.

  J. INCOME TAXES

     Fiberite uses the asset and liability method of accounting for income taxes prescribed by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

  K. POST-RETIREMENT HEALTHCARE AND LIFE INSURANCE BENEFITS

     Fiberite provides certain healthcare and life insurance benefits for retired employees. Employees covered by Fiberite sponsored plans become eligible for those benefits when they reach normal or early retirement age while working for Fiberite. These benefits are subject to deductibles, copayment provisions, and other limitations. Fiberite reserves the right to change or terminate benefit plans at any time (see Note 9).

  L. STOCK-BASED COMPENSATION PLANS

     Fiberite accounts for its stock-based compensation plans under Accounting Principles Board Opinion (APB) No. 25. Effective January 1, 1996, Fiberite adopted the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) which requires that companies which do not elect to account for stock-based compensation through the statement of operations as prescribed by the statement, shall disclose the pro forma effects on net income (loss) and net income (loss) per share as if SFAS No. 123 had been adopted. (See note 14).

  M. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the periods reported. Actual results could differ from those estimates.

  N. INTERIM PERIODS

    The results of operations for the nine months ended September 30, 1997, are not necessarily indicative of the results to be expected for the full year. All information as of and for the nine month periods ended September 30, 1996 and 1997, is unaudited and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of such information for the respective periods.

(3)  PURCHASE ACCOUNTING

  PURCHASE OF SIMMACO

     In May 1996, Fiberite completed the purchase of equipment, formulations, and other specific assets of Simmaco SARL (Simmaco) for approximately $2.0 million. The excess of the purchase price over the fair value of the tangible assets acquired of $1.2 million was allocated to the intangible assets acquired. Simmaco, located in Courcelles Les-Lens, France, manufactures and markets engineering grade bulk molding compounds produced from vinyl ester, polyester resins and fiberglass reinforcement.

(4)  RELATED PARTY TRANSACTIONS

     Under the terms of a management contract with DLJ and Carlisle, Fiberite pays each entity annual management fees of $250,000. Aggregate 1996 management fees earned by DLJ and Carlisle were $500,000.

(5)  ACCOUNTS RECEIVABLE

     Accounts receivable, net consist of the following (in thousands):



                                                  December 31,     September 30,
                                                  ------------     -------------
                                                     1996              1997
                                                  ------------     -------------
                                                                    (unaudited)

Trade receivables                                 $ 28,129            $ 39,593
Receivables from employees                             733                 289
Other receivables                                      178                (311)
                                                  --------            --------
                                                    29,040              39,571
Less: allowance for doubtful accounts                 (341)               (513)
Less: allowance for returns and allowances          (1,035)               (895)
                                                  --------            --------
                                                  $ 27,664            $ 38,163
                                                  ========            ========

     Fiberite performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support trade receivables. The allowance for doubtful accounts is based on factors pertaining to the credit risk of specific customers, historical trends and other information. The allowance for returns and allowances is based on Fiberite's knowledge of specific potential returns, historical trends and other information.

(6)  INVENTORIES

     Inventories consist of the following (in thousands):




                                December 31,          September 30,
                                ------------          -------------
                                    1996                   1997
                                ------------          -------------
                                                       (unaudited)
Raw materials                     $13,978                 $19,695
Work-in-process                     3,300                   3,096
Finished goods                      7,124                  15,508
                                  -------                --------
                                  $24,402                 $38,299
                                  =======                ========





(7)  PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net consist of the following (in thousands):




                                            December 31,           September 30,
                                            ------------           -------------
                                                1996                    1997
                                            ------------           -------------
                                                                    (unaudited)
Land                                           $ 3,836               $  3,425
Buildings and site improvements                 36,802                 27,578
Machinery and equipment                         59,036                 57,342
Construction in progress                         4,662                  4,730
                                               -------               --------
                                               104,336                 93,075
Less: accumulated depreciation                 (15,810)                  (960)
                                              --------               --------
                                              $ 88,526               $ 92,115
                                              ========               ========

(8)  INCOME TAXES

     Fiberite files a consolidated federal income tax return. Income tax expense consists of the following (in thousands):



                                                       Fiscal 1996
                                                       -----------
Current provision
  Federal                                                  $1,429
  State                                                       471
                                                           ------
    Total current provision                                 1,900

Deferred benefit
  Federal                                                  (1,429)
  State                                                      (471)
                                                           ------
   Total deferred benefit                                  (1,900)
                                                           ------
      Total                                               $     -
                                                          =======

     Deferred income taxes result from provisions of the tax laws that either require or permit certain items of income or expense to be reported in different periods for tax purposes than for financial reporting.



     The following is a summary of Fiberite's deferred income taxes (in thousands):


                                                                  December 31
                                                                  -----------
                                                                    1996
                                                                  -----------
Deferred tax assets:
 Reserves and accruals                                            $  2,782
 Liability related to pension and post-retirement benefits           7,735
 Other                                                               1,913
                                                                  --------
   Total gross deferred tax assets                                  12,430
 Less-valuation allowance                                           (2,243)
                                                                  --------
   Deferred tax asset                                               10,187
                                                                  --------
Deferred tax liabilities:
 Property, plant and equipment                                      (1,972)
 Intangible assets                                                  (5,855)
                                                                  --------
   Deferred tax liability                                           (7,827)
                                                                  --------
Deferred tax asset                                                $  2,360
                                                                  ========

     Recognition of the net deferred tax asset at December 31, 1996 has been limited to the amount which is more likely than not to be realized.

Fiberite's effective rate for income taxes varies from the statutory U.S. Federal rate as follows:

                                                             Fiscal
                                                              1996
                                                             ------
Statutory U.S. Federal rate                                  (34.0)%
Foreign taxes                                                   --
State taxes                                                    1.2
Permanently nondeductible items                                0.9
Nondeductible compensation                                    34.9
Change in valuation allowance                                 (1.2)
Other                                                         (1.8)
                                                             -----
                                                                 -%
                                                            ======


(9)  EMPLOYEE BENEFITS

     The following describes employee benefits provided by Fiberite in the United States. Fiberite does not provide retirement benefit plans for its employees in Germany and France.

  DEFINED CONTRIBUTION 401(K) PLANS

      Fiberite sponsors two 401(k) plans, the Fiberite, Inc. 401(k) Plan I (Plan
I) and the Fiberite, Inc. 401(k) Plan II (Plan II). Except for union employees at the Winona and Orange plants, all remaining eligible employees participate in Plan I. The eligible Winona union employees participate in Plan II and the Orange union employees are not eligible to participate in either plan.

     Both Plan I and Plan II provide that employees are 100% vested at all times. There is no minimum age requirement and eligibility begins after three months service time.

     Plan I allows discretionary employer contributions. Unless otherwise determined by a resolution of the board of directors, the employer contribution is 50% of each participant's pre-tax deferrals, limited to a total employer contribution for each employee of 2.5% of the employee's annual compensation. For fiscal 1996, employer contributions to this plan (or the plan provided by the predecessor) were $384,000, respectively. Plan II does not permit employer contributions.

  FIBERITE, INC. PENSION PLAN

     With the exception of certain management personnel, all salaried employees of Fiberite and all hourly employees not covered by union plans or the Fiberite, Inc. Service Related Pension Plan described below are covered under the Fiberite, Inc. Pension Plan, which is a defined benefit pension plan. The plan provides full benefits to all employees who retire either at age 62 after 10 years of service or age 55 with 25 years of service. Employees have no vested right to plan benefits prior to five years of service with Fiberite. The plan is funded, on a current basis, to meet the requirements of the Employee Retirement Income Security Act of 1974.

Net periodic pension cost included the following components (in thousands):


                                                             Fiscal
                                                              1996
                                                            --------
Service cost                                                   $ 675
Interest cost                                                    979
Net deferral                                                     267
Less: Return on assets                                        (1,100)
                                                             -------
Periodic pension cost                                         $  821
                                                              ======
Discount rate                                                   7.25%
Rate of increase in compensation levels                         6.50%
Expected long-term rate of return on assets                     8.00%

    On December 31, 1996 the plan's assets were invested primarily in stocks and bonds. The following table sets forth the plan's funded status and amounts recognized in Fiberite's Consolidated Balance Sheet calculated at the end of the period (in thousands):


                                                                    December 31,
                                                                         1996
Actuarial present value of benefit obligations:
 Vested benefit                                                       $11,248
                                                                      -------
 Accumulated benefit obligation                                        11,297
                                                                      -------
Projected benefit obligation for services rendered to date             15,032
Plan assets at estimated fair value                                    11,536
                                                                      -------
Projected benefit obligation in excess of plan assets                   3,496
Unrecognized net gain                                                     492
                                                                      -------
Accrued pension cost recognized on Fiberite's balance sheet           $ 3,988
                                                                      =======

  FIBERITE, INC. SERVICE RELATED PENSION PLAN

     Union employees at the Winona and Delano plants are covered under the Fiberite, Inc. Service Related Pension Plan, which is a defined benefit pension plan. The plan provides full benefits to all employees who retire either at age 62 after 10 years of service or age 55 with 25 years of service. Employees have no vested right to plan benefits prior to five years of service with Fiberite. The plan is funded, on a current basis, to meet the requirements of the Employee Retirement Income Security Act of 1974.

Net periodic pension cost included the following components (in thousands):


                                                                     Fiscal
                                                                      1996
                                                                     ------
Service cost                                                         $ 120
Interest cost                                                          275
Net deferral                                                            80
Less: Return on assets                                                (255)
                                                                   -------
Period pension cost                                                $   220
                                                                   =======
Discount rate                                                         7.25%
Rate of increase in compensation levels                     Not applicable
Expected long-term rate of return on assets                           8.00%


     On December 31, 1996 the plan's assets were invested primarily in stocks and bonds. The following table sets forth the plan's funded status and amounts recognized in Fiberite's Consolidated Balance Sheet calculated at the end of the period (in thousands):


                                                                   December 31,
                                                                       1996
Actuarial present value of benefit obligations:
 Vested benefit obligation                                           $ 4,264
                                                                     -------
 Accumulated benefit obligation                                        4,284
                                                                     -------
Projected benefit obligation for services rendered to date             4,284
Plan assets at estimated fair value                                    2,440
                                                                     -------
Projected benefit obligation in excess of plan assets                  1,844
Unrecognized net gain                                                      -
                                                                     -------
Accrued pension cost recognized on Fiberite's balance sheet          $ 1,844
                                                                     =======

  POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

     Fiberite offers medical, dental and life insurance benefits to retired employees and eligible dependents of the retired employees of Fiberite. Retirees pay insurance premiums based on their years of service with Fiberite and their age. Fiberite funds the post-retirement costs on a current basis.


    The net periodic post-retirement cost included the following components (in thousands):


                                                 Fiscal
                                                  1996
                                                 ------
Service cost                                     $ 524
Interest cost                                      767
Amortization of gain                               (20)
                                                ------
                                                $1,271
                                                ======


    The following table sets forth post-retirement amounts recognized in the Company's Consolidated Balance Sheet calculated at the end of the period (in thousands):


                                                                  December 31,
                                                                      1996
                                                                  ------------
Accumulated post-retirement benefit obligations:
 Retirees                                                          $ 2,258
 Fully eligible actives                                              2,690
 Other actives                                                       6,691
 Unrecognized net gain (loss)                                        1,346
                                                                   -------
Accrued post-retirement benefits                                   $12,985
                                                                   =======


     The 1996 amount assumes a healthcare cost trend rate for pre-age 65 benefits of 9.5% for indemnity insurance and 7.5% for HMO coverage and post-age 65 benefits of 8.5% for indemnity insurance and 7.5% for HMO coverage. These rates were assumed to decrease each year to 5.0% by 2035 and remain at that level thereafter. The assumed discount rate and rate of increase in compensation levels was 7.25% and 6.50%, respectively. The effect of a one percentage point increase in the assumed healthcare cost trend rates for each future year would increase the accumulated post-retirement benefit obligation as of December 31, 1996 by $483,000. The effect of this change on the aggregate of the service and interest cost components of the net periodic post-retirement cost would have been an increase of $53,000 for 1996.

  OTHER BENEFITS

     Fiberite offers its employees several standard benefits including medical insurance through either an indemnity plan or a Health Maintenance Organization, dental and life insurance. A large portion of Fiberite's employees participate in the indemnity and dental insurance plans, for which Fiberite has purchased stop loss insurance covering any individual claims over $200,000 and aggregate claims over $850,000 in any one year. For claims under these stop loss limits, Fiberite is self-insured. Fiberite recorded $460,000 as reserves for medical and dental claims which were incurred but not paid as of December 31, 1996. These estimates are based on the claims history of the plans and specific knowledge of outstanding claims.


(10)  LONG-TERM DEBT
     Long-term debt consists of (in thousands):



                                                    December 31,   September 30,
                                                        1996           1997
                                                    ------------   -------------
                                                                    (unaudited)
Secured Term A note payable, interest
 payable monthly at various rates,
 maturing December 31, 2000 (see below)             $ 33,600             --
Secured Term B note payable, interest
 payable monthly at various rates,
 maturing December 31, 2001 (see below)               34,500             --
Secured revolving line of credit of
 $25,000, interest payable monthly at
 various rates, due December 31, 2000
 (see below)                                           9,000             --
11.3% subordinated notes (see below)                  35,502             --
                                                    --------            -----
                                                     112,602             --
       Less current portion                            6,900             --
                                                    --------            -----
                                                    $105,702            $--
                                                    ========            =====

     In October 1995, Fiberite entered into a financing arrangement with a consortium of banks which consisted of a $40.0 million term note, a $35.0 million term note, and a $25.0 million revolving line of credit (LOC) which may be used for cash borrowings and letters of credit. These loans are collateralized by substantially all the assets of Fiberite and guaranteed by Holdings. The term notes and the LOC provide for various borrowing rate options including borrowing rates based on a fixed spread over the Bank of America Illinois reference rate (as defined in the term note agreement). A commitment fee of .5% per annum is paid on the unused portion of the LOC. The weighted average interest rate for fiscal 1996 for these borrowings was 8.51%. For fiscal 1996, the average daily balance of the LOC was $12.3 million, and the highest outstanding balance was $16.5 million.

     On October 6, 1995, Fiberite Holdings issued approximately $66 million aggregate principal amount of Subordinated Notes with net proceeds of approximately $30 million. The Subordinated Notes were issued at a discount of principal and do not pay periodic cash payments of interest. Interest accrues on the debt balance at a rate of 11.3% per year until scheduled maturity on October 6, 2002.

   The terms of the term notes, LOC, and subordinated notes contain, among other provisions, restrictions on the transfer of funds from Fiberite to Holdings, requirements for maintaining defined levels of working capital, net worth, capital expenditures, and other financial ratios. At December 31, 1996, Fiberite received from the consortium of banks waivers related to noncompliance with certain covenants. The notes become immediately due and payable in the event of any change in control of Fiberite.

Maturities of long-term debt as of are as follows (in thousands):

                                                         December 31, 1996
            1997............................................  $  6,900
            1998............................................     8,500
            1999............................................    10,100
            2000............................................    19,600
            2001............................................    32,000
            Thereafter......................................    35,502
                                                              ---------
                                                              $112,602
                                                              =========

Upon the change in control which occurred as a result of the sale of the Company to Stamford Capital FHI Acquisition Corp in August 1997, the notes became due and were repaid with the proceeds from the sale. See Note 17.


(11)  COMMITMENTS AND CONTINGENCIES

     Fiberite is involved in legal proceedings of a character normally incidental to its business, including substantial claims and pending actions against Fiberite seeking recovery of alleged damages for asbestos related claims. Fiberite is indemnified by ICI American Holdings Inc. for a percentage of these claims. As of December 31, 1996, Fiberite has accrued liabilities of $1.0 million to reflect potential losses in conjunction with various legal proceedings. The outcome of these proceedings is not determinable at this time although Fiberite intends to vigorously defend these actions. It is the opinion of management that the legal proceedings will not result in a liability greater than the amount recorded.

  RAW MATERIALS

     Fiberite purchases most of the raw materials used in production. Several key materials are available from relatively few sources, and in many cases the cost of product qualification makes it impractical to develop multiple sources of supply. The unavailability of these materials, which Fiberite does not anticipate, could have a material adverse effect on sales and earnings.


LEASES

     Fiberite has various noncancellable operating leases, primarily for real estate, vehicles, and office equipment. Total lease expense for fiscal 1996 was $686,000. Future minimum lease payments under noncancellable operating leases are as follows (in thousands):

                                                     December 31, 1996
            1997..........................................  $255
            1998..........................................   236
            1999..........................................   183
            2000..........................................    55
                                                            ----
                                                            $729
                                                            ====

  U.S. GOVERNMENT CLAIMS

     Fiberite performs on a variety of defense subcontracts and is subject to U.S. Government audits and reviews of negotiations, subcontract performance, cost classifications, accounting and general practices relating to government contracts. The Defense Contract Audit Agency reviews cost accounting and business practices of Fiberite. There are currently no outstanding claims or assessments against Fiberite.


(12)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash, receivables, accounts payable and accrued liabilities and other payables approximate fair value because of the short maturity of these financial instruments. The term notes and the revolving line of credit bear interest at a rate indexed to variable market rates, therefore, the carrying amounts of the outstanding borrowings approximate fair value.

     Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

(13)  COLLECTIVE BARGAINING AGREEMENTS

     Of Fiberite's approximately 713 active United States employees as of December 31, 1996, 5% are covered under collective bargaining agreements negotiated with the Teamster's Union and 37% are covered under a collective bargaining agreement negotiated with the United Steel Workers Union. Agreements with the Teamster's Union expire in December, 1997 and October, 1998, and the agreement with the United Steel Workers Union expires in March, 1998. Employees in Germany are covered under a collective bargaining agreement with the Chemical Industries Union which expires in February, 1998.

(14)  STOCK OPTIONS

     Fiberite granted incentive stock options to certain key management employees pursuant to Fiberite's 1995 Long Term Incentive and Share Award Plan (the Option Plan). Options granted under the Option Plan are subject to individual vesting schedules, but must be exercised within ten years of the date of grant. In 1996, 44,000 shares, of the 906,000 shares available under the plan were issued. Certain of these options would have been exercisable based on performance criteria resulting in a new measurement date. During April 1996, 40,000 shares were issued when the fair market value of Fiberite's stock was determined to be approximately $5 per share. Additionally, in December 1996, material modifications, consisting of the removal of defined performance criteria were made to incentive options resulting in a new measurement date for approximately 294,000 shares when the fair market value of the shares was determined to be approximately $12 per share. In the absence of a market for Fiberite's common stock in 1996, the fair market value of Fiberite's common stock at the grant date was determined by using a valuation methodology consistent with those applied by investment banking companies. Accordingly, consistent with APB Opinion No. 25, compensation expense of approximately $3.6 million has been recognized during fiscal 1996 related to the variable features of these options.

     During 1995, Fiberite sold restricted stock at the fair market value to Carlisle pursuant to Fiberite's Restricted Stock Purchase Agreement (the Restricted Stock Plan). These shares were subject to vesting provisions based on defined performance criteria. In December 1996, material modifications, consisting of the removal of defined performance criteria were made to options resulting in a new measurement date for approximately 522,000 shares when the fair market value of the shares was determined to be approximately $12 per share. In the absence of a market for Fiberite's common stock in 1996, the fair market value of Fiberite's common stock was determined by using a valuation methodology consistent with those applied by investment banking companies. Accordingly, consistent with APB Opinion No. 25, compensation expense has been recognized in the amount of $6.0 million during fiscal 1996 related to the variable features of these restricted shares.

     Fiberite adopted SFAS No. 123 for disclosure purposes in 1996. The fair value of each option grant estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the option grants in 1995 and 1996, respectively: risk-free interest rates of 5.80% and 6.16%;

expected dividend yields of 0.00 percent; expected life of 3.6 and 2.3 years; expected volatility of 44.51%. Using these assumptions, Fiberite's net loss would have been as follows (amounts in thousands):


                                                              Fiscal
                                                               1996
                                                             --------
Net loss:
  As reported                                                $ (9,978)
                                                             --------
  Pro forma                                                   (10,043)
                                                             --------


    A summary of options granted under the Option Plan and changes during the year is presented below:


                                                             December 31,
                                                                1996
                                                --------------------------------
                                                  Options           Weighted
                                                    (in             Averaged
                                                 thousands)       Exercise Price
                                                 ----------       --------------

Outstanding at beginning of year                    765.0             $ .50
Granted                                              44.0               .50
Exercised                                             0.0                 -
Forfeited                                             0.0                 -
Expired                                               0.0                 -
Canceled                                              0.0                 -
                                                   ------            ------
Outstanding at end of year                          809.0                 -
                                                   ======            ======
Exercisable at year end                             386.8               .50
Weighted average fair value of
 options granted                                                      $7.21


(15)  MAJOR CUSTOMERS

     The majority of Fiberite's operations are conducted within one business segment. Sales made to the commercial and military aerospace markets comprised 80.2% of Fiberite's total sales 1996. Net sales to one group of related companies exceeded 10% of Fiberite's total net sales. Sales to this group fiscal 1996 were $32.4 million. Aggregate receivables from this group at December 31, 1996 were $4.9 million.

     Fiberite is a subcontractor to various U.S. Government prime contractors such as Bell Helicopter, Lockheed Martin, Thiokol, and Boeing. Net sales under these contracts in 1996 were $71.4 million.


(16)  FOREIGN OPERATIONS

     The following table sets forth information about the relative size of the Company's operations in the United States and Europe (in thousands):



                                                                  Fiscal
                                                                   1996
                                                                 --------
Sales to unaffiliated customers:
 United States                                                   $195,263
 Europe                                                            23,564
                                                                 --------
Transfers between geographic
areas:
 United States                                                      7,214
 Europe                                                                 -
                                                                 --------
Eliminations:
 United States                                                     (7,214)
 Europe                                                                 -
                                                                 --------
                                                                   (7,214)
                                                                 --------
     Total Sales                                                 $218,827
                                                                 ========
Operating Income:
 United States                                                    $   857
 Europe                                                               (60)
                                                                 --------
     Total operation income                                       $   797
                                                                 --------
Identifiable assets, at end of
  period:
 United States                                                   $159,447
 Europe                                                            14,391
                                                                 --------
Eliminations:
 United States                                                    (12,650)
 Europe                                                                 -
                                                                 --------
                                                                  (12,650)
                                                                 --------
     Total assets                                                $161,188
                                                                 ========


(17) SUBSEQUENT EVENTS (UNAUDITED)

     On August 29, 1997 Stamford FHI Acquisition Corp. ("Stamford") acquired the stock of Fiberite Holdings, Inc. for approximately $361 million. The net assets of Fiberite Holdings, Inc. were recorded by Stamford at Fiberite's book value as such value was determined to approximate fair market value. Accordingly all excess purchase price was recorded as goodwill. Subsequent to the acquisition, Stamford merged into Fiberite

Holdings, Inc. and Fiberite Holdings, Inc. then merged into its wholly owned subsidiary, Fiberite, Inc. In connection with Stamford's purchase of Fiberite, all of Fiberite's outstanding debt was redeemed. Stamford financed its purchase of Fiberite primarily with bank debt.

        On September 5, 1997, Cytec and another buyer paid $192 million under their contracts with Stamford to purchase substantially all of Fiberite's assets which is reflected at September 30, 1997 as additional paid in capital. The proceeds were used by Fiberite to reduce its outstanding bank debt. On September 30, 1997, and not reflected in the foregoing financial statements, Cytec Industries Inc. acquired substantially all of the assets and liabilities of Fiberite, Inc. for $344 million in cash of which $173 million had been previously paid.

The accompanying September 30, 1997 unaudited balance sheet reflects the acquisition by Stamford and the related bank debt and investment by Cytec have been pushed down to the Fiberite balance sheet.

The accompanying September 30, 1997 unaudited statement of operations represents the historical basis of Fiberite adjusted for the effects of the Stamford acquisition.

The accompanying September 30, 1997 unaudited statement of cash flows represents the historical basis of Fiberite. The investment and financing transactions related to the Stamford acquisition are as follows (in thousands):

        Payment for acquisitions                                   $(361,000)
        Proceeds from issuance of debt                               361,000
        Repayment of debt                                           (191,500)
        Capital contribution                                         191,500

                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES



ITEM 7. Financial Statements, Pro Forma Financial Statements and Exhibits

(b) Unaudited Pro Forma Condensed Consolidated Financial Information

The following are the unaudited consolidated pro forma statements of operations and notes thereto of Cytec Industries Inc. (the "Company") for the year ended December 31, 1996, and the nine months ended September 30, 1997 and 1996. The consolidated financial statements present the historical statements of operations of the Company, adjusted to give effect to the Fiberite Acquisition as if it had occurred on January 1, 1997 and January 1, 1996, respectively, along with the pro forma adjustments necessary to arrive at the pro forma condensed consolidated statements of operations of the Company. These pro forma financial statements replace the more limited pro forma financial information provided in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997.

The pro forma data includes adjustments that are based on available information and certain assumptions that the Company believes are reasonable. Pro forma information is presented for informational purposes only and is not necessarily indicative of future earnings or of what past earnings would have been if the Fiberite Acquisition had been consummated at the beginning of the respective periods or as of any date for which such pro forma information is presented. In preparing the pro forma financial information, the Company believes it has utilized reasonable methods to conform the basis of presentation. The pro forma information reflects preliminary estimates of the allocation of the purchase price and is subject to final determination. The pro forma financial statements and accompanying notes should be read in conjunction with the historical financial statements of the Company and Fiberite.

                     Cytec Industries Inc. and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                          Year Ended December 31, 1996
                      (In millions, except per share data)



                                                                       Fiberite (3)                             Pro          Pro
                                             Cytec (1)   Fiberite (2)  Acquisition    Fiberite                 Forma        Forma
                                            Historical    Historical   Adjustments    Adjusted   Combined      Adjust       Totals
                                            ----------   -----------   -----------    --------   --------      ------      --------
Net sales                                    $ 1,259.6    $ 218.8       $ (14.8)      $ 204.0    $1,463.6                   1,463.6
Manufacturing cost of sales                      898.1      176.1         (10.1)        166.0     1,064.1     $ (5.6)(4)    1,058.5
Selling and technical services                   140.9        7.5          (0.8)          6.7       147.6                     147.6
Research and process development                  40.2        8.9          (0.6)          8.3        48.5                      48.5
Administrative and general                        44.3       22.7          (0.5)         22.2        66.5                      66.5
Amortization of intangibles                        0.9        2.9             -           2.9         3.8        4.4 (5)        8.2
                                               -------     ------       --------     --------     -------      ------       -------

Earnings (loss) from operations                  135.2        0.7          (2.8)         (2.1)      133.1        1.2          134.3

Other income (expense), net                        9.1          -             -             -         9.1          -            9.1

Equity in earnings of associated companies        24.7          -             -             -        24.7          -           24.7
                                               -------     ------        -------     --------     -------     -------        -------

Earnings (loss) before interest and income
     taxes                                       169.0        0.7          (2.8)         (2.1)      166.9        1.2          168.1

Interest income (expense), net                    (2.1)     (10.7)         (0.1)        (10.8)      (12.9)     (13.3)(6)      (26.2)
                                              --------    -------       --------     --------     -------     -------        -------
Earnings (loss) before income taxes              166.9      (10.0)         (2.9)        (12.9)      154.0      (12.1)         141.9
Income tax provision                              66.8        -                                      66.8      (10.1)(7)       56.7
                                               -------    ------        --------     --------      ------     -------        -------
Net earnings (loss)                            $ 100.1     $(10.0)(8)    $ (2.9)     $  (12.9)    $  87.2     $ (2.0)        $ 85.2
                                               =======    =======       ========     ========     =======     =======        =======
Net earnings per common share:
     Primary                                    $ 2.01                                                                       $ 1.71
Share base for earnings per share:
     Primary                                      49.7                                                                         49.7


See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

                     Cytec Industries Inc. and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      Nine Months Ended September 30, 1997
                      (In millions, except per share data)



                                                                      Fiberite (3)                             Pro           Pro
                                         Cytec (1)     Fiberite (2)   Acquisition   Fiberite                  Forma         Forma
                                         Historical     Historical    Adjustments   Adjusted    Combined      Adjust        Totals
                                         ----------     ----------    -----------   --------    --------      ------      ----------
Net sales                                    931.1       $ 214.1       $ (13.6)    $ 200.5      $1,131.6                  $ 1,131.6
Manufacturing Cost of sales                  666.0         171.5         (10.3)      161.2         827.2     $  (5.0)(4)      822.2
Selling and technical services               103.9           7.2          (0.5)        6.7         110.6                      110.6
Research and process development              31.6           7.3          (0.4)        6.9          38.5                       38.5
Administrative and general                    32.6          11.5          (0.3)       11.2          43.8                       43.8
Amortization of intangibles                    0.6           2.8             -         2.8           3.4         2.6(5)         6.0
                                            ------        ------       --------     ------       -------      ------        -------
Earnings from operations                      96.4          13.8          (2.1)       11.7         108.1         2.4          110.5
Other income (expense), net                   29.9             -             -           -          29.9           -           29.9
Equity in earnings of associated companies     9.8             -             -           -           9.8           -            9.8
                                            ------        ------        -------    -------       -------     -------        -------
Earnings before interest and income taxes    136.1          13.8          (2.1)       11.7         147.8         2.4          150.2
Interest income (expense), net                (0.1)         (8.8)            -        (8.8)         (8.9)       (8.7)(6)      (17.6)
                                            ------       -------         ------    -------       -------     -------        -------
Earnings before income taxes                 136.0           5.0          (2.1)        2.9         138.9        (6.3)         132.6
Income tax provision                          53.0           1.3          (0.5)        0.8          53.8        (2.1)(7)       51.7
                                            ------        ------        -------     ------        ------     -------         ------
Net earnings                                $ 83.0         $ 3.7 (8)    $ (1.6)      $ 2.1        $ 85.1     $  (4.2)        $ 80.9
                                            ======         =====        =======     ======        ======     =======         ======
Net earnings per common share:
     Primary                                $ 1.75                                                                           $ 1.70
Share base for earnings per share:
     Primary                                  47.5                                                                             47.5


See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

                     Cytec Industries Inc. and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      Nine Months Ended September 30, 1996
                      (In millions, except per share data)



                                                                        Fiberite (3)                             Pro         Pro
                                             Cytec (1)   Fiberite (2)   Acquisition    Fiberite                 Forma       Forma
                                            Historical    Historical    Adjustments    Adjusted    Combined     Adjust      Totals
                                            ----------    ----------    -----------    --------    --------     ------      ------
Net sales                                    $ 944.3       $ 163.1       $ (11.2)     $ 151.9      $1,096.2               $ 1,096.2
Manufacturing Cost of sales                    673.7         130.0          (7.4)       122.6         796.3    $(4.9) (4)     791.4
Selling and technical services                 104.9           4.4          (0.6)         3.8         108.7                   108.7
Research and process development                29.7           8.0          (0.4)         7.6          37.3                    37.3
Administrative and general                      33.1          16.8          (0.4)        16.4          49.5                    49.5
Amortization of intangibles                      0.6           2.2             -          2.2           2.8      3.2  (5)       6.0
                                             -------          ----        -------     -------       -------   -------        ------
Earnings (loss) from operations                102.3           1.7          (2.4)        (0.7)        101.6      1.7          103.3
Other income (expense), net                      5.0             -             -           -            5.0        -            5.0
Equity in earnings of associated companies      19.0             -                         -           19.0        -           19.0
                                             -------       -------        -------      ------       -------    ------        ------
Earnings (loss) before interest and income     126.3           1.7          (2.4)        (0.7)        125.6      1.7          127.3
     taxes
Interest income (expense), net                  (1.6)         (8.3)            -         (8.3)         (9.9)    (9.8)(6)      (19.7)
                                             -------       -------         ------     -------      --------   -------        ------
Earnings (loss) before income taxes            124.7          (6.6)         (2.4)        (9.0)        115.7     (8.1)         107.6
Income tax provision                            50.8            -              -            -          50.8     (7.0) (7)      43.8
                                             -------       -------        -------      ------       -------    ------        ------
Net earnings (loss)                           $ 73.9       $  (6.6)(8)    $ (2.4)     $  (9.0)       $ 64.9    $(1.1)        $ 63.8
                                             =======       =======        =======     =======       =======    ======       =======
Net earnings per common share:
     Primary                                  $ 1.48                                                                         $ 1.27
Share base for earnings per share
     Primary                                    50.1                                                                           50.1



See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

                     Cytec Industries Inc. and Subsidiaries



Notes To Unaudited Pro Forma Condensed Consolidated Statements of Operations (dollars in millions)

The Company consummated the Fiberite Acquistion on September 30, 1997. The assets acquired include all of the businesses of Fiberite, except for its satellite materials business. The Fiberite Acquisition has been accounted for under the purchase method of accounting and the results of operations will be included in the Company's consolidated statement of income beginning October 1, 1997. The aggregate purchase price, which was financed primarily through the issuance of debt, was allocated based on estimated fair values at the date of acquisition, which resulted in an excess of purchase price over assets acquired of $263.5. This amount will be amortized on a straight-line basis over 40 years. The financial statements reflect a preliminary allocation of the purchase price as the purchase price allocation has not been finalized.

The unaudited pro forma condensed consolidated financial statements have been adjusted for the items set forth below. Certain of such adjustments reflect management's preliminary estimates of the fair value of the assets acquired and liabilities assumed relating to the Fiberite Acquisition.


          (1) Represents the historical statements of operations for the Company for the respective period as indicated in the heading on each respective page.

          (2) Represents the historical statements of operations for Fiberite for the respective period as indicated in the heading on each respective page, including the satellite materials business not purchased by the Company as part of the Fiberite Acquisition.

          (3) Represents the adjustments to remove the results of operations of the satellite materials business not purchased by the Company as part of the Fiberite Acquisition.

          (4) To adjust Fiberite depreciation and amortization expense for (1) adjustment of purchased property, plant and equipment to fair market value and (2) alignment with the Company's depreciation periods and methods.

          (5) Adjustment to reflect amortization expense on goodwill and acquired intangibles, partially offset by the elimination of Fiberite's historical amortization expense of intangibles and the reclass of certain items.

          (6) Adjustments to eliminate Fiberite's historical interest expense and to reflect borrowings to finance the Fiberite Acquisition. Fiberite's historical interest expense was $10.8 for the year ended December 31, 1996 and $8.8 and $8.3 for the nine months ended September 30, 1997 and 1996, respectively. Assuming borrowings of $344.0 at a weighted average interest rate of 7%, interest expense resulting from the Fiberite Acquisition would have been $24.1 for the year ended December 31, 1996 and $18.1 for each of the nine month periods ended September 30, 1997 and 1996. A change of 1/8 of 1% in the assumed rate would result in a corresponding change of $0.4 in annual interest expense.

                     Cytec Industries Inc. and Subsidiaries

Notes To Unaudited Pro Forma Condensed Consolidated Statements Of Operations (cont.)


          (7)  Adjustment to tax provision based on Fiberite's pre-tax income
               (loss) and tax effect of notes (2) through (6).

          (8) Included in Fiberite's earnings before taxes for the year ended December 31, 1996 and the nine months ended September 30, 1996 is a charge for $9.9 related to stock compensation. Included in Fiberite's earnings before taxes for the nine months ended September 30, 1997 are $3.0 of expenses related to an initial public offering and other transactions which were not completed.

                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES




Exhibits:

Number         Name
------         ----

 2.1 Asset Purchase Agreement by and among Stamford FHI Acquisition Corp., Fiberite, Inc., Fiberite Holdings, Inc. and Cytec Industries, Inc. dated as of August 25, 1997 (the "Asset Purchase Agreement") (previously filed)

 2.2 Amendment to the Asset Purchase Agreement, dated as of August 28, 1997 (previously filed)

 2.3 Second Amendment to the Asset Purchase Agreement, dated as of September 29, 1997 (previously filed)

 23.1 Consent of Arthur Andersen LLP (related to the consolidated financial statements of Fiberite Holdings, Inc. and Subsidiaries)

 99.1          Agreement, dated September 8, 1997 between the Company and
               S.M.Crum










                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                      CYTEC INDUSTRIES INC.
                           (REGISTRANT)


                      BY:/s/James P. Cronin
                      -----------------------------------------
                            James P. Cronin
                            Executive Vice President and Chief Financial Officer

December 12, 1997

                                 EXHIBIT INDEX

Number         Name
------         ----

 2.1 Asset Purchase Agreement by and among Stamford FHI Acquisition Corp., Fiberite, Inc., Fiberite Holdings, Inc. and Cytec Industries, Inc. dated as of August 25, 1997 (the "Asset Purchase Agreement") (previously filed)

 2.2 Amendment to the Asset Purchase Agreement, dated as of August 28, 1997 (previously filed)

 2.3 Second Amendment to the Asset Purchase Agreement, dated as of September 29, 1997 (previously filed)

 23.1 Consent of Arthur Andersen LLP (related to the consolidated financial statements of Fiberite Holdings, Inc. and Subsidiaries)

 99.1          Agreement, dated September 8, 1997 between the Company and
               S.M.Crum